Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Director of Investor Relations
Salt Lake City, Utah	Tel: (801) 844-7637
Harris H. Simmons	March 1, 2010
Chairman/Chief Executive Officer

ZIONS BANCORPORATION ANNOUNCES SUCCESSFUL COMPLETION OF ITS

CURRENT EQUITY DISTRIBUTION AGREEMENT AND ENTRY INTO NEW

EQUITY DISTRIBUTION AGREEMENTS

SALT LAKE CITY, March 1, 2010 — Zions Bancorporation (“Zions” or the “Company”) (NASDAQ: ZION) announced today that it had successfully completed the issuance of common equity under the common equity distribution arrangement that it established on September 17, 2009 and entered into new common equity distribution agreements with each of Deutsche Bank Securities Inc. and Goldman, Sachs & Co., pursuant to which the Company may offer and sell through or to Deutsche Bank Securities Inc. and Goldman, Sachs & Co., as sales agents, from time to time, shares of the Company’s common stock, with aggregate sales of up to $250,000,000. Sales of the common stock, if any, will be made by means of ordinary brokers’ transactions on the Nasdaq Global Select Market, or otherwise, at market prices, or to Deutsche Bank Securities Inc. or Goldman, Sachs & Co. for resale at a price to be agreed upon by the Company and such sales agent.

The Company is conducting this offering in order to further augment its existing capital and liquidity position.

Under the previous equity distribution agreement, during the period from September 17, 2009 to February 26, 2010, the Company sold 16,388,650 shares of its common stock at a volume weighted average price of $15.25, which resulted in net proceeds to the Company of $245.7 million. Included in that amount are 1,480,150 shares sold during the first quarter of 2010 and 11,237,500 shares sold during the fourth quarter of 2009.

Under the new equity distribution agreements, each sales agent will receive a commission equal to 1.50% of the gross sales price per share for any shares sold through it as the Company’s sales agent. It is anticipated that the shares of the Company’s common stock will be issued over the next several quarters.

The shares of common stock will be issued pursuant to the Company’s Registration Statement on Form S-3 (No. 333-158319) previously filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relating to the common stock has been filed with the Commission and is effective. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained when available by contacting Deutsche Bank Securities Inc., Attention: Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: (800) 503-4611 or by emailing prospectusrequest@list.db.com, by contacting Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004, telephone: (866) 471–2526, facsimile: (212) 902–9316 or by emailing prospectus–ny@ny.email.gs.com, or by visiting EDGAR on the Commission’s website at www.sec.gov.

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy common stock of the Company or any other securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Information

Statements in this press release that are based on other than historical data, including those contained herein regarding the Company’s equity distribution program, or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including changes in securities markets and valuations in structured securities and other assets; changes in governmental policies and programs resulting from general economic and financial market conditions; changes in interest and funding rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; and changes in accounting policies, procedures or determinations as may be required by the Financial Accounting Standards Board or other regulatory agencies.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2009 Annual Report on Form 10-K of the Company filed with the Commission and available at the Commission’s Internet site (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

About Zions

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Zions operates its banking businesses under local management teams and community identities through approximately 500 offices in ten Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

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